February 27, 2025

Britt Vitalone
Chief Financial Officer
McKesson Corporation
6555 State Hwy 161
Irving, TX 75039

        Re: McKesson Corporation
            Form 10-K for Fiscal Year Ended March 31, 2024
            File No. 001-13252
Dear Britt Vitalone:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                        Sincerely,

                                                        Division of Corporation
Finance
                                                        Office of Trade &
Services